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                                                                    Exhibit 12.1

Louisiana-Pacific Corporation
Ratio of Earnings/Losses to Fixed Charges
         (in millions, except for ratios)


                                          Year Ended   Year Ended   Year Ended   Year Ended  Year Ended
                                           12/31/98      12/31/97     12/31/96     12/31/95    12/31/94
                                           -------     ----------   ----------    --------   ----------
Earnings:
Income (loss) before taxes
  and minority interest                    $ 14.0      $(150.0)    $(326.8)      $(94.8)      $559.6
Add: Amortization of
     capitalized interest                     4.3          4.2          3.9          3.7          4.0
     Fixed charges, as
      detailed below                         21.6         41.5         27.0         19.8         17.0
Less: Interest capitalized                   (1.5)        (4.8)        (7.1)       (10.9)        (5.5)
                                           ------       ------       ------       ------       ------
Adjusted income (loss)                     $ 38.4      $(109.1)     $(303.0)      $(82.2)      $575.1
                                           ======       =======      =======      ======       ======

Fixed Charges:
Interest expense, net of
  fixed interest income                    $ 12.8       $ 30.9       $ 14.2       $  5.3       $  9.0
Interest capitalized                          1.6          4.8          7.1         10.9          5.5
Capitalized expenses related
  to indebtedness                             1.3           --           --           --           --
Portion of rents
  representative of the
  interest factor                             5.9          5.8          5.7          3.6          2.5
                                           ------       ------       ------       ------       ------
                                           $ 21.6       $ 41.5       $ 27.0       $ 19.8       $ 17.0
                                           ======       =======      =======      ======       ======

Ratio of earnings to fixed
  charges                                     1.8x          --           --           --         33.8x

Deficiency of earnings to
fixed charges                                  --       $150.6       $330.0       $102.0           --